ASSIGNMENT

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS THAT:
COUNTY OF DEWITT	§

WHEREAS, Falcon Natural Gas Corporation entered into that certain Participation Agreement (“Participation Agreement”) dated September 1, 2005 with Southern Resource Company, a Texas corporation, covering land and leases in DeWitt County, Texas;

WHEREAS, Falcon Natural Gas Corporation (“Falcon”), under the Participation Agreement is entitled to an interest more particularly described in the Participation Agreement and is subject to same;

WHEREAS, Falcon reserves unto itself 2% (of 8/8ths working interest) carried working interest position through the point of sales, subject to the express terms and provisions of the September 1, 2005 Agreement and all existing Oil and Gas Leases, which may be subject to the Agreement as of the date of this Assignment.

NOW, THEREFORE, Falcon does assign to Century Petroleum Corp. (fka SOM Resources Inc) 1600 Broadway, Suite 2400, Denver CO 80202 Tel. 303.542.1906, Fax. 303.484.5203 all of Falcon’s right, title and interest in and to any leases covered by the Participation Agreement, subject to the above reservation, together with any and all other rights that Falcon may have thereunder, in consideration for the payment of $512,750.14. Of this amount, $336,060 will be paid directly by Century Petroleum Corp. to Southern Resource Company in satisfaction of the obligations of Falcon Natural Gas Corporation due under the Participation Agreement. The balance of $176,690.14 will be paid by Century Petroleum Corp. to Falcon.

It is recognized that this instrument may be transmitted by facsimile and it is agreed that any such facsimile may be treated as an original.

EXECUTED this 10th day of August, 2006.

FALCON NATURAL GAS CORPORATION

/s/ Johannes T. Petersen	/s/ Fred Zaziski
Century Petroleum Corp.	By: FRED ZAZISKI
Aug 10th, 2006	Its: President